                                                                   Exhibit 10.18



December 8, 2005

Dan Sheeran
c/o RealNetworks, Inc.
2601 Elliott Avenue
Seattle, WA  98121

Dear Dan,

We are extremely pleased to offer you the position of VP Music & Video effective November 1, 2005. Your salary will be $310,000. You are eligible to earn an annual bonus of up to 30% of your annual base salary per the terms of the company's Executive MBO Program. As such, you will be eligible to earn $93,000 based on meeting MBO target goals, for an annual target total compensation of $403,000.

You will also earn additional equity in Real under the terms of Real's employee Stock Incentive Plan ("Plan"). You will be eligible to earn options for the purchase of 100,000 additional shares.

These additional shares will begin vesting on the effective date of your promotion, according to the vesting rules and all other provisions contained in the Plan, and will be granted on the last NASDAQ stock trading day ("Grant Date") of the calendar week in which your promotion occurs. The exercise price of the stock options granted to you shall be equal to the fair market value of Real's Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of Real's Common Stock on the Grant Date as reported by the NASDAQ National Market. Your additional 100,000 stock options will be on a separate vesting schedule than the previous stock options issued to you. This grant will have an initial 12.5% vest upon completion of six months employment and will continue to vest 12.5% every six months thereafter. Also, please be aware that unvested stock options are forfeited upon termination of employment. Please also be aware that, other than the changes related to your position and your compensation noted above, the provisions of your original offer letter and your related confidentiality and non-competition agreement shall continue to be in effect.

Thank you for your ongoing contributions and commitment to RealNetworks. We look forward to your continued success!

Sincerely,

/s/ Sid Ferrales

Sid Ferrales
SVP Human Resources